Execution Version

June 5, 2018	$50,000,000.00

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated effective as of June 5, 2018 (the “Effective Date”) and is between HANA INVESTMENTS CO. WLL, a company existing under the laws of Bahrain (“Lender”) and NATIONAL ENERGY SERVICES REUNITED CORP., a corporation existing under the laws of the British Virgin Islands (“Borrower,” and together with Lender, the “Parties” and each, a “Party”).

1. The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to loan to Borrower the amount of $50,000,000.00 in a single advance and in immediately available funds (including all renewals, extensions or modifications, the “Loan”) by 11 a.m. (Houston CST time) on [●], 2018 (the “Drawdown Date”), and Borrower unconditionally agrees to repay to Lender the principal amount of the Loan together with all unpaid interest thereon and all other amounts payable hereunder on or before December 17, 2018 (the “Maturity Date”). The period from the date that Lender funds the Loan through and including the Maturity Date is referred to herein as the “Loan Term.”

a. Prepayment.

(i) Borrower may prepay all or any portion of the principal outstanding together with all interest accrued thereon and unpaid at any time and from time to time, upon irrevocable notice delivered to Lender no later than 11 a.m. (Houston CST time), five Business Day prior thereto, which notice shall specify the date and amount of prepayment; provided that, in addition to the amounts so prepaid, Borrower shall pay the Transaction Fee (as defined below) on such prepayment date. Any such prepayment(s) shall be made in cash or Conversion Shares (subject to the terms set forth in Section 2(b)), at the election of Lender, on such prepayment date(s) and shall be applied to the principal amount outstanding hereunder until paid in full, and then to interest.

(ii) In the event that Borrower shall make a public offering of its securities, Lender may elect in its sole discretion to require Borrower to prepay the Loan, and upon the giving of written notice thereof to Borrower, Borrower shall within one day, prepay in cash the full principal amount of the Loan then outstanding, together with any other amounts payable under this Agreement, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that such prepayment shall not prohibit the right of Lender to participate in the purchase of Borrower’s securities made pursuant to such public offering.

b. Interest.

(i) Interest shall accrue on the unpaid principal amount of the Loan from the Drawdown Date until the Loan is paid in full in cash or upon Conversion pursuant to Section 2 hereof, at the higher of (A) an amount equal to $4,000,000 prorated based on the number of days outstanding between the Effective Date and the Maturity Date, and (B) at a rate per annum equal to One Month ICE LIBOR (as defined below), adjusted monthly on the first day of each calendar month, plus a margin of 2.25%. Interest shall be due and payable, at the election of Lender, in cash or Conversion Shares (subject to the terms set forth in Section 2(b)) on the Maturity Date or the Conversion Date, as applicable, or if the Loan is prepaid earlier, on such prepayment date. The term “One Month ICE LIBOR” shall mean the One Month London InterBank Offered Rate in U.S. Dollars as calculated and published by the Intercontinental Exchange Benchmark Administration Ltd. (“ICE,” or the successor thereto if ICE is no longer making a London Interbank Offered Rate available) and in effect on the first day of each calendar month. The One Month ICE LIBOR shall be obtained by Lender from an intermediary rate reporting source such as Bloomberg, L.P. Interest at the One Month ICE LIBOR shall be computed on the basis of a calendar month (28, 29, 30 or 31 days, as the case may be), and shall accrue on the actual number of days any principal balance hereof is outstanding.

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(ii) The Loan may be extended beyond the Maturity Date at the election of Lender and on terms to be agreed by the Parties. If the Maturity Date is not extended and the Loan is not repaid on the Maturity Date, any amounts required to be paid by Borrower hereunder (including principal, interest payable on the Loan pursuant to Section 1(b)(i), the Transaction Fee (to the extent the Transaction Fee has not been paid) and other amounts otherwise payable to Lender) remaining unpaid after such amounts are due (the “Overdue Amount”), shall accrue interest at a rate per annum equal to One Month ICE LIBOR, adjusted monthly on the first day of each calendar month, plus a margin of 2.25% and an additional 1% per annum from the Maturity Date until such Overdue Amount shall be paid in full. Such interest shall be payable in arrears on the date such Overdue Amount shall be paid in full and on demand and, at the election of Lender, shall be paid in cash or Conversion Shares.

2. Conversion of Debt to Equity.

a. Notwithstanding anything to the contrary contained in this Agreement, Lender shall have the right and option at any time prior to the payment in full of the principal amount outstanding hereunder and the interest thereon, to exchange Borrower’s payment obligation as to the then-outstanding principal balance for the Conversion Shares (the “Conversion Option”) by delivering to Borrower (the “Conversion Deliverables”) (A) written notice of Lender’s election to exercise the Conversion Option, (B) a counterpart of this Agreement bearing the signatures of Lender and Borrower, marked “PAID” and initialed by Lender on the first page, (C) a counterpart of Lender’s acceptance of the Conversion Shares, bearing Lender’s signature and (D) evidence of compliance with applicable U.S. securities law and regulations, including any legend on the certificates evidencing the Conversion Shares as required. The date of delivery of the Conversion Deliverables for conversion of Borrower’s payment obligation of the outstanding principal balance of the Loan to the Conversion Shares in strict compliance with the terms of this Section 2 is referred to herein for all purposes as the “Conversion.” “Conversion Shares” means the number of shares of common stock of Borrower that, at $11.244 per share, constitutes a value equivalent to the principal amount outstanding hereunder plus all interest accrued thereon, as of the date of the Conversion (the “Conversion Date”). Borrower’s right to prepay the Loan shall terminate upon receipt of the Conversion Deliverables.

b. If at any time, and after giving effect to, Lender’s exercise of the Conversion Option, the ownership by Lender of the total outstanding shares of Borrower would constitute 20% or more of the total outstanding shares of Borrower (the “Conversion Limitation”), then at the election of Lender (i) Borrower shall, to the extent such vote is required by applicable regulations or stock exchange rules, submit the proposed Conversion for shareholder approval in accordance with applicable regulations within 30 days of such election, or (ii) the Conversion shall be limited to the number of shares of common stock of Borrower that, together with all other shares of Borrower’s common stock owned by Lender at the time of Conversion, comprise 19.99% of the then-outstanding shares of common stock of Borrower, and any outstanding principal balance not converted to stock shall continue to accrue interest under Section 1(b) above and be paid in cash.

c. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the payment in full of the principal amount outstanding hereunder and the interest thereon, the number of outstanding shares of Borrower shall have changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the value of the Conversion Shares shall be appropriately adjusted to provide Lender the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the value of the Conversion Shares exceed $11.244 per share after giving effect to such adjustment in accordance with this Section 2(c), (ii) Borrower shall be prohibited from issuing any shares unless such shares are issued at or above fair market value and in a transaction duly approved by the Board of Directors of Borrower and, to the extent that any fairness opinion has been obtained, Lender shall by its terms be allowed to rely thereon and (iii) nothing in this Section 2(c) shall permit Borrower to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

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3. Transaction Fee. In addition to principal and interest on the Loan, Borrower shall tender to Lender within 7 days after the Effective Date, Borrower’s common stock at $11.244 per share with a total value of $600,000.00 (the “Transaction Fee”), which shall be 53,362 ordinary shares.

4. Condition Precedent. Lenders obligation to make the Loan hereunder shall be subject to satisfaction of the following conditions precedent:

a. Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to Lender:

(i) This Agreement, duly executed by Borrower and Lender.

(ii) The Relationship Agreement dated on or about the date hereof, among Borrower, NESR Holdings Limited and Lender (the “Relationship Agreement”), duly executed by the parties thereto.

(iii) A certificate of the Secretary of Borrower certifying (i) that attached thereto is a true and complete copy of (A) resolutions of the Board of Directors and (B) resolutions of the Independent Director of Borrower, each authorizing the execution, delivery and performance of this Agreement and the Relationship Agreement and each of the transactions contemplated herein and therein, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to execution, delivery and performance of this Agreement and the Relationship Agreement and (iii) that attached thereto are the names and true signatures of the officers of Borrower authorized to sign this Agreement and the Relationship Agreement and all other documents delivered in connection herewith and therewith (the “Documents”).

(iv) A letter from the Process Agent indicating its acceptance of the appointment by Borrower pursuant to Section 14(b).

(v) An opinion of Looper Goodwine P.C., New York counsel for Borrower, satisfactory in form and substance to Lender.

b. The following statements shall be true and Lender shall have received a certificate signed by a duly authorized officer of Borrower, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 5 are true and correct on and as of the Effective Date; and

(ii) no event has occurred and is continuing that constitutes an Event of Default (as defined below) or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both (“Default”).

c. The completion of due diligence in respect of the authorizations and compliance by Borrower of the applicable provisions under its governing documents and applicable law or regulations in entering into this Agreement and with results satisfactory to Lender in its sole discretion.

5. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

a. Each of Borrower and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

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b. The execution, delivery and performance by Borrower of this Agreement and each other Document, and the consummation of the transactions contemplated hereby, are within Borrower’s organizational powers, have been duly authorized by all necessary organizational action, and do not (i) contravene Borrower’s governing documents, material contracts or any applicable law or regulations, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of any contractual restriction binding on or affecting Borrower or any of its subsidiaries or any of their properties, (iv) result in an act that would be prohibited by or materially different from Borrower’s definitive Proxy Statement filed on Schedule 14A filed with the SEC on May 8, 2018 (the “Proxy Statement”) or (v) result in the creation or imposition of any lien on any assets of Borrower or any of its subsidiaries.

c. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery and performance by Borrower of any Document or (ii) the exercise by Lender of its rights under any Document.

d. This Agreement has been, and each Document when delivered hereunder has been or will have been, duly executed and delivered by Borrower. This Agreement is, and each other Document when delivered hereunder will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms.

e. The consolidated balance sheet of Borrower and its subsidiaries as at December 31, 2017, and the related consolidated statements of income and cash flows of Borrower and its subsidiaries for the fiscal year then ended, accompanied by an opinion of Marcum LLP, independent public accountants, fairly present the consolidated financial condition of Borrower and its subsidiaries as at such date and the consolidated results of the operations of Borrower and its subsidiaries for the period ended on such date, all in accordance with applicable accounting rules consistently applied.

f. Since December 31, 2017, there has been no material adverse change to the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower or Borrower and its subsidiaries taken as a whole.

g. There is no pending or threatened action, suit, investigation, litigation or proceeding, affecting Borrower or any of its subsidiaries before any governmental or regulatory authority or arbitrator.

h. Borrower and each of its subsidiaries has filed, has caused to be filed or has been included in all tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all taxes due with respect to the years covered by such returns.

i. Borrower and each of its subsidiaries is in compliance with all applicable laws and requirements of all governmental and regulatory authorities.

j. The transaction contemplated under this Agreement and the transactions involving MEA Energy Investment Company 2, Ltd (“MEA”), including the Forward Purchase Agreement dated as of April 27, 2018 between Borrower and MEA in the terms described in the Proxy Statement, are on terms that are fair and reasonable and no less favorable to Borrower or such subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (as defined below).

k. Each Document is in proper legal form under the law of the British Virgin Islands for the enforcement thereof against Borrower under the law of the British Virgin Islands.

l. Borrower’s obligations under this Agreement constitute direct, unconditional, unsubordinated and unsecured obligations of Borrower and do rank and will rank pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated debt of Borrower.

m. Borrower is not required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

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n. No information, exhibit or report furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or any other Documents or pursuant to the terms of any Document contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

o. Borrower is, before and after giving effect to the Loan and all other borrowings, individually and together with its subsidiaries, solvent.

p. Borrower and its subsidiaries are conducting their business in compliance with laws, rules, regulations and requirements of any jurisdiction applicable to Borrower or any of its subsidiaries, in each case, as amended from time to time, concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all other applicable anti-bribery and corruption laws (“Anti-Corruption Laws”). Borrower and its subsidiaries, directors, officers and employees and, to the knowledge of Borrower after due inquiry, its Affiliates, agents and other persons acting for the benefit of Borrower, are in compliance with all Anti-Corruption Laws and are not under investigation for or being charged with any violation of Anti-Corruption Laws. Borrower and its subsidiaries, and their respective directors, officers and employees and, to the knowledge of Borrower after due inquiry, its Affiliates and agents are in compliance with all applicable economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic, and/or Her Majesty’s Treasury (“Sanctions”). Borrower has implemented and maintains in effect policies and procedures to ensure compliance by Borrower and its subsidiaries, and its and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

q. None of Borrower or its subsidiaries or any of their respective directors, officers, or employees or, to the knowledge of Borrower after due inquiry, its agents or Affiliates or those of its subsidiaries is a person that is, or is 50% or more owned or controlled by Persons that are, (i) the subject of Sanctions (a “Sanctioned Person”) or (ii) located in, or organized under the laws of, a country or territory that is the subject of Sanctions broadly prohibiting dealings with such government, country or territory (a “Sanctioned Jurisdiction”).

r. The operations of Borrower and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, as amended, the applicable money laundering statutes of all jurisdictions where Borrower or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and, no action, suit or proceeding by or before any court or governmental authority or body or any arbitrator involving Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Borrower after due inquiry, threatened.

s. No Default or Event of Default has occurred and is continuing.

6. Covenants. So long as the Loan shall remain unpaid or any obligation of Borrower under any Document shall remain outstanding:

a. Borrower will (i) comply, and cause each of its subsidiaries to comply (A) with all Anti-Corruption Laws, (B) with all Sanctions and (C) with all other applicable laws and regulations; and (ii) implement, maintain and continue to maintain in effect, and enforce, policies and procedures to ensure compliance by Borrower, its subsidiaries and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and all applicable Sanctions.

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b. Borrower will pay and discharge, and cause each of its subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, however, that neither Borrower nor any of its subsidiaries shall be required to pay or discharge any such tax or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

c. Borrower will preserve and maintain, and cause each of its subsidiaries to preserve and maintain, its organizational existence, rights (charter and statutory), permits, approvals, licenses, privileges and franchises.

d. Borrower will conduct, and cause each of its subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Borrower or such subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate. For purposes of this Agreement, an “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

e. Borrower will not create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, except for liens existing as of the Effective Date.

f. Borrower will not create, incur, assume or suffer to exist, or permit any of its subsidiaries to create, incur, assume or suffer to exist, any indebtedness, except:

(i) in the case of Borrower, (x) indebtedness under this Agreement and any other indebtedness outstanding as of the Effective Date and (y) any such indebtedness created, incurred, assumed or suffer to exist after the Effective Date so long as such indebtedness is subordinated to the obligations of Borrower under this Agreement on terms and conditions satisfactory to Lender; and

(ii) in the case of any subsidiary of Borrower, any indebtedness so long as after giving effect to incurrence of such indebtedness, the ratio of consolidated total liabilities to consolidated shareholders’ equity (“Debt to Equity Ratio”) of Borrower shall not exceed the Debt to Equity Ratio of 0.51:1.00 as calculated by reference to Borrower’s proforma consolidated financial statements for the period ended December 31, 2017. For purposes of determining Borrower’s shareholders’ equity pursuant to this Section 6(f)(ii), the example of line items set forth in EXHIBIT A hereto shall be used for reference purposes.

g. Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its subsidiaries to do so, except that any subsidiary of Borrower may merge or consolidate with or into, or dispose of assets to, any other subsidiary of Borrower; provided that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

h. Borrower will not consummate, or permit any of its subsidiaries to consummate, any sale of material assets.

i. Borrower will not make, or permit any of its subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

j. Borrower will not amend its governing documents in any material respect without Lender’s consent.

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k. Borrower will not (i) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests or (ii) reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests or (iii) enter into any agreement with respect to the voting of any of Borrower’s capital stock or other securities or the capital stock or other securities of a subsidiary of Borrower;

l. Borrower will not issue, grant, deliver, sell, pledge, dispose of or encumber (i) shares of capital stock, other voting securities of, or equity interests in any subsidiary of Borrower, (ii) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in any of its subsidiaries or (iii) right to acquire any shares of capital stock or voting securities of, or other equity interests in any of its subsidiaries;

m. Borrower will not:

(i) use the proceeds of the Loan except to pay for any funding gap arising from the redemptions by the shareholders of Borrower in connection with the consummation of the acquisition by Borrower of NPS Holdings Ltd and Gulf Energy SAOC as described in the Proxy Statement and any fees and expenses in connection with the transaction contemplated under this Agreement and with respect to the aforesaid redemptions.

(ii) directly or indirectly, use any part of any proceeds of the Loan or lend, contribute, or otherwise make available such proceeds, or shall permit any of its subsidiaries, or any of its or their respective directors, officers, or employees, or to the knowledge of Borrower after due inquiry, the Affiliates or agents of Borrower or any of its or their respective subsidiaries, directly or indirectly, to use any part of any proceeds of the Loan or lend, contribute, or otherwise make available such proceeds, in each case, (A) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (B) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (C) in any manner that would result in a violation by any Person of Sanctions, or (D) in violation of applicable law, including, without limitation, Anti-Corruption Laws.

n. Borrower will furnish to Lender:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and cash flows of Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of Borrower as having been prepared in accordance with applicable accounting rules; provided that such financial statements shall be deemed to have been delivered if they are published on Borrower’s website or filed with the U.S. Securities and Exchange Commission for public availability;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audit report for such year for Borrower and its subsidiaries, containing consolidated and consolidating balance sheets of Borrower and its subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and cash flows of Borrower and its subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to Lender by Marcum LLP or other independent public accountants acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided that such financial statements shall be deemed to have been delivered if they are published on Borrower’s website or filed with the U.S. Securities and Exchange Commission for public availability; and

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(iii) concurrently with the delivery of the financial statements referred to in Section 6(n)(i) and Section 6(n)(ii), a certificate of the chief financial officer of Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to determine the Debt to Equity Ratio at such time; provided that in the event of any change in applicable accounting rules used in the preparation of such financial statements, Borrower shall also provide, if necessary for the determination of the Debt to Equity Ratio, a statement of reconciliation conforming such financial statements to applicable accounting rules.

7. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

a. Borrower shall fail to pay (i) when and as required to be paid hereunder, any principal, interest, the Transaction Fee or other amounts when due hereunder when the same becomes due and payable; or

b. any representation or warranty made by Borrower (or any of its officers) herein or under or in connection with any Document shall prove to have been incorrect in any material respect when made; or

c. (i) Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6(a)(i), (c), (d) through (m), or (ii) Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Document on its part to be performed or observed if such failure shall remain unremedied for 10 or more days after the earlier of the date on which (A) any officer of Borrower becomes aware of such failure or (B) written notice thereof shall have been given to Borrower by Lender; or

d. Borrower or any of its subsidiaries shall fail to pay any principal of, premium of, interest on, or any other amount payable in respect of, any debt that is outstanding in a principal or notional amount of at least U.S. $1,000,000 (or its equivalent in other currencies) in the aggregate of Borrower or such subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such debt or otherwise to cause, or to permit the holder thereof to cause such debt to mature; or any such debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt shall be required to be made, in each case prior to the stated maturity thereof; or

e. Borrower or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any of its subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under the debtor relief laws, including, without limitation, the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Borrower or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 7(e); or

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f. judgments or orders for the payment of money in excess of U.S. $1,000,000 (or its equivalent in other currencies) in the aggregate shall be rendered against Borrower or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

g. any non-monetary judgment or order shall be rendered against Borrower or any of its subsidiaries, and there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

h. the obligations of Borrower under this Agreement or any other Document shall fail to rank at least pari passu with all other unsecured and unsubordinated debt of Borrower; or

i. any provision of this Agreement or any other Document shall cease to be valid and binding on or enforceable against Borrower, or Borrower shall so assert or state in writing, or the obligations of Borrower under this Agreement or any other Document shall in any way become illegal; or

j. a material adverse change shall have occurred and be continuing;

then, and in any such event, Lender may, by notice to Borrower, declare the Loan, all interest thereon and all other amounts payable under this Agreement and the other Documents to be immediately due and payable, whereupon the Loan, all such interest and all such amounts shall become and be immediately due and payable in cash or in Conversion Shares, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under Section 7(e) above, the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

8. Indemnification. Borrower agrees to indemnify and hold harmless Lender and each of its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees, charges, disbursements and expenses of counsel (including all fees and time charges and disbursements for attorneys who may be employees of an Indemnified Party)) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any actual or potential investigation, litigation or proceeding or preparation of a defense in connection therewith, whether based on contract, tort or any other theory) any Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against Lender or any of its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, on any theory of liability arising out of or otherwise relating to any Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan. No Indemnified Party referred to in this paragraph shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Documents or the transactions contemplated hereby or thereby.

Page 9	NESR Loan Agreement

Execution Version

9. Relationship of the Parties. With respect to the Loan, the relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of this Agreement shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor; provided, however, in the event of a Conversion, the relationship of the Parties with respect to the Conversion Shares shall be governed by and in accordance with the terms of Borrower’s Bylaws.

10. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

11. Entire Agreement; Amendment; Waivers. This Agreement constitutes the final and entire agreement between the Parties and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto. This Agreement is not assignable, and no party is entitled to rely on this Agreement other than the Parties.

12. Notices. All notices and other communications provided for in this Agreement shall be given in writing and made by email or delivered by reputable overnight courier (recipient’s signature required) to the intended recipient at the “Address for Notices” specified for the recipient below its name on the signature page(s) hereof. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by email, subject to confirmation of receipt, or when delivered by overnight courier, on the date delivered in accordance with the requirements of this Section 1212.

13. Further Assurances. Each of Lender and Borrower agrees to execute and deliver any documents or instruments and perform any acts that may be necessary or appropriate to effect and perform the provisions of this Agreement ant the transactions contemplated herein.

14. Governing Law; Venue.

a. This Agreement shall be governed by and construed in accordance with the laws of New York. Each of Lender and Borrower hereby irrevocably submits and consents to the exclusive jurisdiction and venue of any proper court of competent jurisdiction located in the state of New York, sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal.

Page 10	NESR Loan Agreement

Execution Version

b. Borrower hereby irrevocably and unconditionally agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon National Energy Services Reunited Corporation located at 777 Post Oak Blvd., Suite 800, Houston, Texas 77056, United States of America, with copy to Donald R. Looper, Looper Goodwine PC, 1300 Post Oak Boulevard, Suite 2400, Houston, Texas 77056 (the “Process Agent”) and Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any all such writs, process and summonses, and agrees that the failure by the Process Agent to give any notice of any such service of process to Borrower shall not impair or affect the validity of such service or of any judgement based thereon. Such service may be made by mailing or delivering a copy of such process to Borrower in care of the Process Agent at the Process Agent’s above address.

15. Waiver of Jury Trial. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF BORROWER AND LENDER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

18. Construction. Each of Borrower and Lender acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by Borrower and Lender.

Page 11	NESR Loan Agreement

Execution Version

LENDER:		BORROWER:

HANA INVESTMENTS CO. WLL		NATIONAL ENERGY SERVICES REUNITED CORP.

By:	/s/ Saleh A Al Enazi	By:	/s/ Sherif Foda
Name:	Saleh A Al Enazi	Name:	Sherif Foda
Title	Authorized signatory	Title:	Chief Executive Officer
Date:	June 5, 2018	Date:	June 5, 2018

Notice Address:	Notice Address:

For delivery by courier:	For delivery by courier:
National Energy Services Reunited
777 Post Oak Blvd, Suite 730
Houston, TX 77056
For delivery by email:	For delivery by email:
sfoda@nesrco.com

Signature Page to

$50,000,000.00 Loan Agreement

Between HANA INVESTMENTS CO. WLL and national energy services reunited corp.

Execution Version

EXHIBIT A

Shareholders’ Equity

NESR Consolidated(1)
Short term debt	$34,737
Undrawn revolver	23,340
Long term debt	176,320
Unamortized borrowing cost	2,796

Total debt 12/31/2017	$237,193

Proforma total equity	$834,029

Transaction related loans including Olayan loan	$100,000
Operating loans	50,000

Adjusted total debt post-closing	$387,193

Adjusted debt to equity ratio	46%

(1) NESR equity reflects estimated US GAAP purchase accounting by NESR, $19,379,613.60 of shareholder redemptions and $1,907,090 of additional equity to underwriters at closing.

EX A-1